Exhibit 10.2

VALUE PLAN POLICIES

ACCOUNTANTS PROFESSIONAL LIABILITY

QUOTA SHARE TREATY

(hereinafter referred to as the “Agreement”)

Effective: January 1, 2004

issued to

Continental Casualty Company

Chicago, Illinois

(hereinafter referred to as the “Company”)

by

AmerInst Insurance Company Limited

Hamilton, Bermuda

(hereinafter referred to as the “Reinsurer”)

ARTICLE 1 – DEFINITION OF COMPANY

As respects the use of “Company” within this Agreement, it is understood and agreed that Company shall mean the insurance companies owned directly or indirectly by CNA Financial Corporation which are affiliated with, controlled by or under common management of CNA, with the exception of the life insurance companies, CNA Re Management Company Limited, RVI Guarantee Company Limited, and CNA Surety Corporation and their respective subsidiaries.

It is further agreed that notice will be given to the Reinsurer within 45 (forty-five) days of the acquisition of a company having in-force business that the Company wishes to have covered by this Agreement. In the event that either party hereto maintains that the inclusion hereunder of some portion of the in-force business of any such new acquisition calls for alteration in the existing terms of this Agreement, and the parties are unable to negotiate terms that are mutually acceptable, then that portion of the newly acquired in-force business not considered mutually acceptable shall be covered for an additional period of forty-five (45) days from the date the dissenting party gives to the other written notice that said portion of the newly acquired in-force business is unacceptable.

ARTICLE 2 - BUSINESS COVERED

The Company agrees to cede and the Reinsurer agrees to accept a 10% quota share of the Company’s net retained liability on policies classified by the Company as Value Plan

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Accountants Professional Liability for members of the American institute of Certified Public Accountants, written or renewed with an effective date on or after the inception of this Agreement, subject to the following terms, conditions and exclusions.

ARTICLE 3 - TERM AND CANCELLATION

This Agreement shall take effect on January 1, 2004 and shall remain in full force and effect through December 31, 2005, both days inclusive and shall apply to losses for claims first made and/or losses discovered on and after January 1, 2004, as respects new and renewal policies becoming effective on and after January 1, 2004.

Policies in force as of December 31, 2005, shall run-off to natural expiry until policy expiration, termination or next anniversary date, whichever comes first, including where applicable any discovery period coverage as per the original policies. A claim first made under any discovery period coverage shall be deemed to have been made on the day the original policy expired or was cancelled and the premium, for such discovery period coverage, shall be considered fully earned on the last day the original policy was in force.

The Company may exercise the option to cut-off the Reinsurer’s liability as of December 31, 2005, or the termination date chosen by the Reinsurer, but no later than the first anniversary of termination, by giving the Reinsurer thirty (30) days prior written notice of its intent to do so. The Reinsurer will return to the Company the unearned reinsurance premium applicable to the unexpired liability as calculated on a monthly pro rata basis less the rate of commission allowed in accordance with the Article 13 - Ceding Commission.

If the Company requests the return of the unearned reinsurance premium reserve the Reinsurer will continue to be liable for its pro rata share of the aggregate losses after such cut off date, being pro rata as to the time such original policies are in force under this Agreement.

ARTICLE 4 - QUOTA SHARE PARTICIPATION

The Company shall cede and the Reinsurer shall accept 10% of the Company’s net retained liability from each policy covered hereunder for each loss or annual aggregate where applicable. However, the Reinsurers’ share of the Company’s net liability shall not be more than 10% of each covered policy for each claim or annual aggregate where applicable.

In the event that a loss covered hereunder involves more than one of the Company’s policies, this Agreement shall provide coverage for each and every policy in such loss.

In addition, as respects each loss, the Reinsurer agrees to pay a 10% quota share of up to $1,000,000 of any Excess of Original Policy Limit (as provided for in Article 10); and, in

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addition as respects each loss, the Reinsurer agrees to pay a 10% quota share of up to $1,000,000 of any Extra Contractual Obligation (as provided for in Article 11).

ARTICLE 5 - TERRITORY

The territorial limits of this Treaty shall be identical with those of the Company’s policies.

ARTICLE 6 - ORIGINAL CONDITIONS

All amounts ceded hereunder shall be subject to the same gross rating and to the same clauses, conditions and modifications of the Company’s policies, subject to the limits, terms, exclusions and conditions of this Agreement.

Except as specifically and expressly provided for in Article 22 Insolvency, the provisions of this Agreement are intended solely for the benefit of the parties to and executing this Agreement, and nothing in this Agreement shall in any manner create or be construed to create, any obligations to or establish any rights against any party to this Agreement in favor of any third parties or other persons not parties to and executing this Agreement.

ARTICLE 7 - EXCLUSIONS

This Agreement shall not apply to and specifically excludes:

A.	all assumed reinsurance; except as respects inter-company reinsurance.

B.	policies written on other than a claims made form;

C.	loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool or association including pools or associations in which membership by the Company is required by any statutes or regulations;

D.	loss or liability excluded under the Nuclear Incident Exclusion Clauses - Liability - Reinsurance (U.S.A. and Canada) attached to this Agreement;

E.	all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

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F.	Any policy/ other than Value Plan policies, classified by the Company as Accountants Professional Liability for members of the American Institute of Certified Public Accountants.

ARTICLE 8 - DEFINITIONS

Unless more specifically defined in the Company’s policies, in which case this Agreement will follow the definition therein, the term “loss” as used in this Agreement shall mean one or more accidents, casualties or losses arising out of or following one event.

The term “net retained liability” means the remaining portion of the Company’s gross liability on each policy reinsured under this Agreement after deduction of all Facultative Reinsurance which insures to the Company’s sole benefit.

The term “policies” as used herein means the Company’s binders, policies and contracts providing insurance on the business covered under this Agreement. A policy written on an installment premium shall be considered renewed as of the end of each annual period commencing with the inception date of the policy.

ARTICLE 9 - LOSSES, EXPENSES, SUBROGATION AND SALVAGE

Losses shall be reported by the Company in summary form as hereinafter provided. The Company will have the right to settle all claims under its policies. All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding upon the Reinsurer. The Reinsurer agrees to pay or allow, as the case may be, as stated in Article 4, its proportionate share of the amount of any settlement, award, or judgment paid by the Company or for which the Company has become liable to pay (including interest accrued prior to final judgment if included as part of loss on reinsured policies) after deduction of all recoveries, salvages, subrogations and reinsurance, whether recovered or not.

In addition, the Reinsurer shall also be liable for its’ proportionate share of loss expenses as respects losses covered under this Agreement, unless the policy reinsured hereunder includes such loss expenses within the limit of liability. In that instance, loss expense will be considered as part of the loss. Loss expense as used in this Agreement will mean all expenses incurred by the Company in the investigation, appraisal, adjustment, litigation and/or defense of claims under policies reinsured hereunder, including court costs, interest accrued prior to final judgment if included as expense on reinsured policies, and interest accrued after final judgment, but excluding internal office expenses, salaries, per diem, and other remuneration of regular Company employees, However, in the event a verdict or judgment is reduced by an appeal or a settlement, subsequent to the entry of the judgment, resulting in an ultimate saving on such verdict or judgment, or a judgment is reversed

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outright, the expense incurred in securing such final reduction or reversal will be prorated between the Reinsurer and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment will be (a) pro rated in proportion to each party’s interest in such verdict or judgment, or (b) when the terms and conditions of the Company’s original policies reinsured hereunder include expense as part of the policy limit, be added to the Company’s loss.

Regardless of whether or not the policy reinsured hereunder includes loss expenses within the limit of liability, in addition, the Reinsurer shall bear its proportionate share of all legal expenses and other costs incurred in connection with coverage questions and legal actions connected thereto arising under policies covered by this Agreement. The Reinsurer’s proportionate share of these costs and expenses will be the same as the Reinsurer’s proportionate share of “loss” as defined herein.

ARTICLE 10 - EXCESS OF ORIGINAL POLICY LIMITS

This Agreement shall protect the Company as provided in Article 4 - Quota Share Participation in connection with loss in excess of the limit of the original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word “loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.

ARTICLE 11 - EXTRA CONTRACTUAL OBLIGATIONS

This Agreement shall protect the Company as provided in Article 4 - Quota Share Participation where the loss includes any extra contractual obligations.

The term “Extra Contractual Obligations” is defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in preparation of

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the defense or in trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any Extra Contractual Obligation loss is incurred by the Company shall be deemed, in all circumstances, to be the date of the original occurrence, or the date the original claim is first made, whichever is applicable.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any loss covered hereunder.

ARTICLE 12 - PREMIUM

The Company shall pay to the Reinsurer 10% of the Company’s Original Gross Premium for policy limits ceded for each new or renewal policy written during the period this Agreement is in effect, in respect to its net retained liability on the business covered hereunder.

The term “Original Gross Premium” means the total of the gross premiums written, plus deposits and additions, less cancellations and returns, by the Company on business covered hereunder during the period for which calculations are being made, less deductions for reinsurance premiums which inure to the benefit of the Reinsurer. The Company will be permitted to purchase facultative reinsurance on any risk it desires and to deduct the premium thereof.

ARTICLE 13 - CEDING COMMISSION

The Reinsurer agrees to allow the Company a commission allowance of 28.5% on the Original Gross Premium ceded under this Agreement. On all return premiums the Company shall return to the Reinsurer the commission allowance of 28.5%.

The commission allowance which the Reinsurer makes to the Company on the business transacted under this Agreement includes provision for all taxes, assessments and any other expenses whatsoever, except loss adjustment expenses.

ARTICLE 14 - REPORTS AND REMITTANCES

A.	Within 15 days after the end of each calendar quarter, the Company shall report to the Reinsurer:

1.	Ceded net written premium for the quarter, less return premium adjusted for ceding commission received the quarter;

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2.	Ceding commission thereon;

3.	Ceded losses and loss adjustment expenses paid during this quarter.

The positive balance of (1) less (2) less (3) shall be remitted by the Company 30 days after the end of the following calendar quarter. Any balance shown to be due the Company shall be remitted by the Reinsurer within 30 days after the end of the following calendar quarter after receipt and verification of the Company’s report.

B.	Within 30 days after each calendar quarter, the Company shall report to the Reinsurer the ceded unearned premiums and ceded outstanding loss reserves as of the end of the calendar quarter.

C.	Annually the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its mandatory financial statements.

ARTICLE 15 - OFFSET

The Company or the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

ARTICLE 16 - CURRENCY

Whenever the word “Dollars” or the “$” sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

ARTICLE 17 - ACCESS TO RECORDS

The Reinsurer, or their duly accredited representative, will have access to the books and records of the Company on matters reasonably relating to this reinsurance at all reasonable times for the purpose of obtaining information concerning this Agreement or the subject matter hereof. Except as provided in the following sentence, access to premium records is restricted to within four years of the expiration of this Agreement. The Reinsurer will be permitted access to premium records subsequent to the aforementioned period only on the condition that either a) there are no balances payable hereunder by the Reinsurer that are overdue as provided in the Interest Penalty Article of this Agreement or b) the Reinsurer has funded all balances due hereunder in an interest bearing trust fund or with a Letter of Credit as hereinafter provided.

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Should the Reinsurer choose option b) of the foregoing paragraph, the Reinsurer agrees to provide the Company a Trust Agreement established at J.P. Morgan Chase Company of New York, New York, or at a mutually agreed successor Trustee, or a clean, irrevocable, and evergreen Letter of Credit, issued by J.P. Morgan Chase Company of New York, New York, or by a mutually agreed bank, of which the Company will be the beneficiary, which will secure in full all balances due from the Reinsurer to the Company with respect to this Agreement. Such Trust Agreement and/or Letter of Credit will be established under laws of the state of New York and will meet all requirements of the state regulatory authorities applicable to the Company. The Reinsurer is responsible for all costs associated with providing such Trust Agreement and/or Letters of Credit as required under this Article.

ARTICLE 18 - ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability or duty which would attach to it hereunder if such delay, omission, or error had not been made, provided such omission or error is rectified as soon as possible after discovery.

ARTICLE 19 - TAXES

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE 20 - FEDERAL EXCISE TAX

The Reinsurer has agreed to allow, for the purpose of paying Federal Excise Tax 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax. In the event of any return of premium becoming due hereunder, the Reinsurer shall deduct the 1% from the return and the Company or its agent should take steps to recover the tax from the United States Government.

ARTICLE 21 - INTEREST PENALTY

The interest amounts provided for in this Article will apply to the Reinsurer or to the Company in the following circumstances:

A.	Loss payment owed by the Reinsurer to the Company shall have a due date to the Company of 90 calendar days following the date of the billing and/or proof of loss.

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B.	Payment of any premium shall be due to the Reinsurer within 90 calendar days of the date specified in this Agreement. Any premium adjustments will be due by the debtor party within 150 calendar days of the expiration of this Agreement.

C.	Payment on return of premiums, commissions, profit sharing or any amounts not provided in paragraph A. or B. above, shall have the due date as specified in this Agreement. If no due date is specified, the due date shall be 90 days following the date of billing.

D.	Failure by the Reinsurer or the Company to comply with their respective payment obligations within the time periods as herein provided will result in a compound interest penalty payable at a rate equal to the 90 day Treasury Bill rate as published in the Money Rate Section or any successor section of The Wall Street journal on the first business day following the date a remittance becomes due, plus 1% per annum, to be compounded and adjusted quarterly. Any interest that occurs pursuant to this Article shall be calculated by the party to which it is owed. The accumulation of the number of days that any payment is past due will stop on the date that the Intermediary where applicable, receives payment.

E.	The validity of any claim or payment may be contested under the provisions of this Agreement. To the extent the debtor party prevails in whole or part in an arbitration or any other proceeding, there shall be no interest penalty due. Otherwise, any interest will be calculated and due as outlined above.

F.	If a Reinsurer advances payment of any claim it is contesting, and prevails in the contest, the Company shall return such payment plus pay interest on same, calculated as per the provisions of this Article.

G.	Any interest which occurs pursuant to this Article may be waived by the party to which it is owed. Further, any interest which is calculated pursuant to this Article that is $100 or less shall be waived. Waiver of such interest shall not affect the waiving party’s rights to similar interest for any other failure by the other party to make payment when due under this Article.

H.	Nothing in this Article shall diminish any legal remedies that either party may have against the other.

ARTICLE 22 - AMENDMENTS

This Agreement may be altered or amended in any of its terms and conditions by mutual consent of the Company and the Reinsurer by an Endorsement hereto. Such Endorsement will then constitute a part of this Agreement.

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ARTICLE 23 - INSOLVENCY

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurers of the pendency of a claim which would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expenses this incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company as a result of the defense undertaken by the Reinsurer.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, except as provided by Sections 4118(a)(1)(A) and 1114(c) of the New York Insurance Law or except (1) where the Agreement specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, is entirely released from its obligation and the Reinsurer pays any loss directly to payees under such policy.

ARTICLE 24 – FUNDING OF RESERVES

(This Article applies to the Reinsurer who does not qualify for credit by any state or any other governmental authority having jurisdiction over the Company’s loss reserves and/or to the Reinsurer to which the provisions of the Contingent Collateral Article apply.)

A.

As regards policies issued by the Company coming within the scope of this Agreement, the company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered

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hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Reinsurer and loss expense relating thereto, losses and loss expenses paid by the Company but not recovered from the Reinsurer, plus reserves for losses and loss expenses incurred but not reported, as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by cash advances, Trust Agreement or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves and provided that the issuing bank is approved by the NAIC Securities Valuation Office.

B.	When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank consented to by the Company with such consent not being unreasonably withheld, and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s Obligations. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 60 calendar days (90 calendar days where required by insurance regulatory authorities) prior to any expiration, date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

C.	The Reinsurer and Company agree that the Letters of Credit, or other method of funding, provided by the Reinsurer pursuant to the provisions of this Article may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

2.	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

3.	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

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4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Agreement.

D.	In the event the amount drawn by the Company on any Letter of Credit, or other method of funding, is in excess of the actual amount required for in Paragraphs C.1. or C.3. above, or in the case of Paragraph C.4. above, the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

E.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

F.	At quarterly intervals, or less frequently as agreed but never less frequently than annually, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit or other method of funding, in the following manner:

1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of the Letter of Credit as of the statement date, the Reinsurer shall, within 15 calendar days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the Letter of Credit as of the statement date, the Company shall, within 15 calendar days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

3.	If the Reinsurer does not agree with the statement of the Reinsurer’s Obligations as furnished by the Company, a mutually agreed upon independent national actuarial firm shall be engaged to evaluate the Reinsurer’s Obligations covered under this Agreement and such evaluation shall be binding upon the parties hereof. Such cost shall be shared equally between the Company and the Reinsurer. If the parties fail to agree on the selection of an independent national actuarial firm, each of the parties shall

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name two, of whom the other shall decline one, and the final decision shall be made by drawing lots. As respects the terms of this paragraph, any actuarial firm selected by drawing lots shall be disinterested in the outcome of the calculation and the employee of same engaged to evaluate the Reinsurer’s Obligations hereunder shall not be under the influence of either party hereto and shall be a Fellow of the Casualty Actuarial Society. It is agreed by the parties hereto that the Arbitration Article of this Agreement shall not apply to the resolution of disputes arising under the terms of this paragraph. The evaluation by the independent national actuarial firm shall be binding on the Company and the Reinsurer.

G.	The Reinsurer shall be responsible for all costs and fees associated with the establishment and maintenance of any cash advance, Letter of Credit and/or Trust Agreement mandated by the provisions of this Article.

ARTICLE 25 - CONTINGENT COLLATERAL

(This Article shall apply only to a Reinsurer with an A.M. Best insurance financial strength rating of “A” or below or a Standard & Poor’s insurance financial strength rating of “A” or below at the effective date of this Agreement.)

(This Article shall not apply to Lloyd’s Syndicates who have satisfied their funding obligations to the C.R.T.F.)

(This Article shall not apply to the Reinsurer who has already fully funded reserves, under this Agreement, as per the provisions of the Funding of Reserves Article.)

At any time subsequent to the inception of this Agreement, in the event that the Reinsurer:

1.	has been assigned an A.M. Best’s insurance financial strength rating below “A-” or a Standard & Poor’s insurance financial strength rating below “A-” (a Standard & Poor’s Insurance Solvency International rating of less than “BBB” shall apply as respects an alien Reinsurer other than Underwriting Members of Lloyd’s, London, and a Standard & Poor’s Lloyd’s Syndicate Stability rating of less than two bells will apply as respects Underwriting Members of Lloyd’s London); or

2.	has suffered a surplus as regards policyholders loss of more than 25% (twenty-five percent) from either the inception of this Agreement or the date of the filing of the Reinsurer’s most recent financial statement with the authorities having jurisdiction over the Reinsurer; or

3.	ceases writing new or renewal assumed reinsurance business’

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the Company may require that the Reinsurer provide Letters of Credit and/or establish a Trust Agreement, at the Reinsurer’s own expense, to collateralize the sum of the following under this Agreement, as reported by the Company (hereinafter the “Reinsurer’s Collateral”):

a.	the amount of loss and loss expense paid by the Company but not recovered from the Reinsurer;

b.	reserves for loss and loss expense reported and outstanding;

c.	reserves for loss and loss expense incurred but not reported; and

d.	if applicable, unearned premium.

Such Reinsurer’s Collateral shall be established by the Reinsurer within 10 business days of receipt by the Reinsurer of the Company’s written notice requesting the establishment of such Reinsurer’s Collateral, and the notice shall be sent by the Company, to the Reinsurer, via certified mail or internationally recognized overnight courier service. The Reinsurer’s Collateral shall be established and maintained in accordance with the provisions of the Funding of Reserves Article stated in this Agreement. If a Trust Agreement is established, the Reinsurer shall select the trustee bank with the consent of the Company, with such consent not to be unreasonably withheld.

If the Reinsurer does not agree with the statement of the Reinsurer’s Collateral as furnished by the Company, a mutually agreed upon independent national actuarial firm shall be engaged to evaluate the Reinsurer’s Collateral and such evaluation shall be binding upon the parties hereof. Such cost shall be shared equally between the Company and the Reinsurer. If the parties fail to agree on the selection of an independent national actuarial firm, each of the parties shall name two, of whom the other shall decline one, and the final decision shall be made by drawing lots. As respects the terms of this paragraph, any actuarial firm selected by drawing lots shall be disinterested in the outcome of the calculation and the employee of same engaged to evaluate the Reinsurer’s Collateral hereunder shall not be under the influence of either party hereto and shall be a Fellow of the Casualty Actuarial Society. It is agreed by the parties hereto that the Arbitration Article of this Agreement shall not apply to the resolution of disputes arising under the terms of this paragraph. The evaluation by the independent national actuarial firm shall be binding on the Company and the Reinsurer.

The Reinsurer shall bear all costs associated with establishing and maintaining the Letters of Credit and/or Trust Agreements as described in this Article.

The failure of the Company to enforce any provision of this Article shall not constitute a waiver by the Company of any such provision, irrespective of how long such failure continues. The past waiver of any provision of this Article, by the Company, shall not

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constitute a course of conduct or a waiver of the Company’s rights in the future with respect to that same provision.

ARTICLE 26 - SERVICE OF SUIT

This Article applies only to the Reinsurer signatory hereto who is domiciled outside the United States of America or, should the Company be authorized to do business in the State of New York, that Reinsurer who is unauthorized in New York as respects suits instituted in New York. This Article is not intended to conflict with nor override the parties obligation to arbitrate their disputes in accordance with the Arbitration Article.

It is agreed that in the event of the failure of the Reinsurer hereon to pay any amount claimed to be due hereunder, the Reinsurer hereon, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States.

It is further agreed that service of process in such suit may be made upon Mendes & Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against one of them upon this Agreement, the Reinsurer will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon the Reinsurer’s behalf in the event such a suit is instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision thereof, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the Statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designate the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 27 - ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement, whether arising before or after termination, shall be submitted to the decision of

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a board of arbitration composed of three arbitrators meeting in Chicago, Illinois unless otherwise agreed by the parties to this Agreement.

The members of the board of arbitration shall be active or retired, disinterested officials of insurance or reinsurance companies or Lloyd’s of London Underwriters, or underwriting members of any Exchange formed for the purpose of writing insurance or reinsurance. Each party shall appoint its arbitrator, and the two arbitrators shall choose a third arbitrator before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the claimant shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of a third arbitrator within four weeks after their nominations, each of them shall name three and the decision of the third umpire shall be made by mutual agreement. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state court having general jurisdiction in such area.

The claimant shall submit its initial brief within 20 days from the appointment of the umpire. The respondent shall submit its brief within 20 days thereafter, and the claimant may submit a reply brief within 10 days after filing of the respondent’s brief. The parties shall have discovery rights equivalent to those available to litigants in Illinois. In setting a hearing date, the board shall not commence the hearing within 21 days of the completion of discovery.

The board shall make its decision with due regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of law and evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator. The remaining costs of the arbitration proceedings shall be allocated by the board. The board is prohibited from awarding punitive, exemplary and/or treble damages of whatever nature in connection with any arbitration proceeding concerning this Agreement.

ARTICLE 28 – LAW TO GOVERN

This Agreement, including all matters relating to formation, validity and performances thereof, shall be interpreted in accordance with the law of the State of Illinois, exclusive of its

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rules with respect to conflict of laws, except as to rules with respect to credit for reinsurance where the laws of the (a) the domicile of the individual ceding company shall apply, and (b) the laws of the other states applying their laws with respect to credit for reinsurance with a foreign reinsurer shall also apply.

ARTICLE 29 – SPECIAL PROVISIONS

At any time subsequent to the inception of this Agreement:

A.	should the ownership, control or management of the Company or the Reinsurer be altered or changed, in whole or in part, in such a way that receipt or payment of funds or any other contemplated transaction under this Agreement would be prohibited by United States of America statute, regulation and/or other applicable law, or

B.	should the Company or the Reinsurer become subject to restrictions imposed by the United States government, so that receipt or payment of funds or any other contemplated transaction under this Agreement would be prohibited by United States of America statute, regulation and/or other applicable law, the Company or the Reinsurer must immediately notify the other party of same in writing via certified, registered, or internationally recognized overnight courier service, and the obligation to pay or receive funds or otherwise perform under this Agreement shall be suspended until such time as the Company or the Reinsurer are authorized by applicable law, regulation, or license to perform under this Agreement.

ARTICLE 30 - CONFIDENTIALITY

The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement, execution, or performance of this Agreement (hereinafter called the “Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show: (i) is publicly known or has become publicly known through no unauthorized act of the Reinsurer, (ii) has been rightfully received from a third person without obligation of confidentiality, or (iii) was known by the Reinsurer prior to the placement of this Agreement without an obligation of confidentiality.

The Reinsurer agrees not to disclose any Confidential Information; however, this provision shall not apply to disclosures made by the Reinsurer, in the ordinary course of business, to its retrocessionaires, auditors, accountants, or regulatory agencies, arbitration panels or courts of law.

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IN WITNESS WHEREOF, the parties acknowledge that no intermediary is involved in or brought about this transaction, and the parties hereto, by their authorized representatives, have executed this Agreement:

on this 16th day of February 2004

CONTINENTAL CASUALTY COMPANY

By:	/s/ Susan R. Kelly

Attested by:	Robin F. Geberth

on this 26th day of February 2004

AMERINST INSURANCE COMPANY LIMITED

By:	/s/ Ronald S. Katch

Attested by:	Andrew Sargeant

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